EX-99.B.8.39

                                 First Amendment
                                       to
                          Fund Participation Agreement


                                   WITNESSETH:


       WHEREAS, Aetna Life Insurance and Annuity Company ("ALIAC"), Oppenheimer Funds, Inc. (the "Adviser") and Oppenheimer Variable Account Funds (the "Fund") have entered into a Fund Participation Agreement dated March 11, 1997; and

       WHEREAS, ALIAC, the Adviser and the Fund desire to include ALIAC's Variable Life Separate Account C to Schedule A;

       NOW, THEREFORE, in consideration of the premises and mutual covenants and promises contained herein, the parties agree:

              1. That Schedule A is hereby amended to include ALIAC's Variable Life Separate Account C.

              2. The Agreement, as modified by this Amendment, is ratified and confirmed.


       IN WITNESS WHEREOF, the undersigned have executed this First Amendment by their duly authorized officers as of the 1st day of December, 1999.


AETNA LIFE INSURANCE AND                    OPPENHEIMER VARIABLE ACCOUNT
ANNUITY COMPANY                              FUNDS


By:    /s/ Laurie M. LeBlanc                By:    /s/ Andrew J. Donohue
       ---------------------                       ----------------------------
Name:  Laurie M. LeBlanc                    Name:  Andrew J. Donohue
Title: Vice President                       Title: Vice President and Secretary


OPPENHEIMER FUNDS, INC.


By:    /s/  Andrew J. Donohue
       ------------------------
Name:  Andrew J. Donohue
Title: Executive Vice President



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                                   SCHEDULE A
                        (Amended as of December 1, 1999)

    Aetna Life Insurance and Annuity Company Variable Life Separate Account C